EQUITY SWAP AGREEMENT

Between

Green Leaf Investment Fund, Inc.

and

SDPlex Co., LTD

Effective as of December 5, 2017

340 W. 42nd St., FL 2 | New York, NY 10036 | 631.991.5461

Green Leaf Investment Fund

340 W. 42nd St., FL 2
New York, NY 10036
(631) 991-5461

EQUITY SWAP AGREEMENT
5th December 2017

THIS EQUITY SWAP AGREEMENT effective as of the 5th day of December, 2017.

BETWEEN:

Green Leaf Investment Fund, Inc., incorporated under the laws of Nevada.

(hereinafter "**GLF**")

OF THE FIRST PART,

- and -

SDPlex Co., Ltd., incorporated under the laws of Seoul Korea.

(hereinafter "**SDP**")

OF THE SECOND PART.

WHEREAS GLF and SDP entered into the Contract (as defined herein) effective as of December 5, 2017 on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants, agreements and conditions herein contained, it is hereby covenanted, agreed and declared by and among the Parties (as defined herein) as follows:

Article 1 – INTRODUCTION

1.1 Definitions.

In this Agreement (as defined herein), unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings ascribed below:

(a) "**Accountants**" means such firm of accountants as the Parties may from time to time determine to be the accountants for the financial record keeping and audit pursuant to this Equity SWAP Agreement;

(b) "**Agreement**", "**this Agreement**", "**hereto**", "**herein**", "**hereby**", "**hereunder**" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary to or in implement hereof;

(c) "**Business**" means any business or businesses carried on by the Parties as may be deemed to be in the best interest of this Agreement and any other general business activities related or incidental thereto;

(d) "**Effective Date**" means December 5, 2017;

(e) "**Fiscal Year**" means June 1 to May 31;

(f) "**Party**" means any one of GLF or SDP or any other Person admitted pursuant to the provisions of this Agreement, "**Parties**" means all of them; and

(g) "**Person**" means any individual, firm, corporation, joint venture, trustee or trust, government or agency thereof, unincorporated association, or other entity and pronouns have a similarly extended meaning.

1.2 Number and Gender.

Words importing the singular include the plural and *vice versa* and words importing gender include all genders.

1.3 Governing Legislation.

Except as expressly stipulated in this Agreement to the contrary, the rights and obligations of the Parties and the administration and termination of the Agreement shall be governed by the laws of *Nevada* or the law of the Republic of Korea, as applicable.

Article 2 – EQUITY SWAP

2.1 Capital Agreement.

1. SDP will issue a 5% equity stake to GLF in return for:

    a. SDP will be issued 4,166,666 shares of common stock in GLF (Valued at a Pre-IPO price of $2,000,000).
    b. GLF will prepare CPA-certified financial and other relevant documents to validate the valuations of Parties, and to be used as objective premise of this Agreement and of determining the stock swap ratio.
    c. SDP will at its own discretion cash out the common stock of GLF issued once the GLF successfully IPO in public stock market as scheduled in early 2018.
    d. In the unlikely event that the IPO of the GLF fails to complete as scheduled in the first half of 2018, each Party will have the opportunity to opt-out of the equity swap agreement. If either party decides to opt-out of the agreement as a result of GLF failing to IPO in the first half of 2018, the equity will be returned back to each Party, respectively. Upon execution of the equity swap agreement, SDP will send certificate of shares to GLF office and GLF will send a stock certificate to the main office of SDP.
    e. SDP will be issued additional shares of common stock to be determined based on future milestones and deliverables.
    f. Future funding will be determined based on the success of GLF.

2. The main purpose of this Agreement and the Parties relationship can be summarised by the following provisions:

    a. The capital will be utilized to grow and expand current operations of SDP
    b. GLF will help establish and grow SDP operations in the USA as required.

2.2 Financial Statements.

Proper accounts shall be kept of all transactions of the Business and at the end of each Fiscal Year or as soon thereafter as possible, a statement shall be prepared showing the income and expenses of the Business for the past year and what belongs and is due to each of the Parties as its share of the profits.

2.3 Books and Records.

Complete and accurate books of account shall be kept at the principal place of business of the SD and shall show the condition of the business and finances of the SDP and each Party shall have access to, and may inspect and copy, any part thereof.

Article 3 – GENERAL

3.1 Headings.

The headings of any Article, Section or part thereof are inserted for purposes of convenience only and shall not form part hereof and shall not be considered in the interpretation hereof.

3.2 Notices.

Any notice, demand, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally upon the Party or a representative or officer of the Party for whom it is intended, or mailed by certified or registered mail, postage prepaid, or telexed, telegraphed, or telecopied, addressed at such address to such officers as a Party may from time to time advise to the other Parties by notice in writing. The date of receipt of any such notice, demand, request, consent, agreement or approval if served personally shall be deemed to be the date of delivery thereof, or if mailed as aforesaid, the fifth business day following the date of mailing, or if delivered via telex, telegraph, or telecopier, the business day following transmission.

3.3 Governing Law.

The validity and interpretation of this Agreement shall be governed exclusively by the laws of the State of Nevada and the federal laws of the United States applicable therein and the laws of the Republic of Korea, as applicable.

3.4 Severability.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, but this Agreement shall be construed and enforced as if such invalid or unenforceable provision was omitted.

3.5 Effective Date.

Notwithstanding the actual date of execution hereof, this Agreement shall be effective as of and from the Effective Date.

3.6 Entire Agreement.

This Agreement embodies the entire and final agreement of the Parties with regard to the Agreement and no representations, warranties, agreements, understandings, verbal or otherwise, exist between the Parties except as herein expressly set out.

3.7 Amendments.

No amendment, alteration, change, qualification or modification of this Agreement shall be valid unless it is in writing and signed by each Party hereto and any such amendment,

alteration, change, qualification or modification shall be adhered to and have the same effect as if they had been originally embodied in and formed a part of this Agreement.

3.8 Time.

Time is of the essence of this Agreement and of every part hereof.

3.9 Further Assurances.

The Parties hereto, and each of them, covenant and agree that each of them shall and will, upon reasonable request of the other Party, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of this Agreement.

3.10 Enurement.

This Agreement and the provisions hereof shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

3.11 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of December 5, 2017, to be effective as of the Effective Date in accordance with Section 3.5 of this Agreement.

Green Leaf Investment Fund, Inc	SDPlex Co., LTD.
Name: Douglas DiSanti Title: CEO	[signature] Name: Joohwan Noh Title: CEO